EXHIBIT 16.5

                EXECUTIVE EMPLOYMENT AGREEMENT - PAMELA NESRALLAH

         This Agreement is made and entered into as of March 31, 2004 by and between INTERACTIVE NUTRITION INTERNATIONAL INC. ("INII"), a Canadian corporation with its principal office located at 2487 Kaladar Avenue, 360 E, Ottawa, ON Canada K1V8B9, BIO-ONE CORPORATION ("BIO-ONE"), a Nevada corporation with its principal office located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708, and PAMELA NESRALLAH, ("EXECUTIVE").

                                    RECITALS

         WHEREAS, INII and Bio-One are engaged in the business of distributing nutritional supplements; and

         WHEREAS, INII and Bio-One desire that INII employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and the monies to be paid hereunder, the parties agree to the following terms and conditions:

         Recitals. The above recitals are true and correct and are incorporated herein by reference.

         1.0      EMPLOYMENT.

         1.1 Employment. INII shall employ the Executive as Vice-President and Treasurer, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for an initial two (2) year term commencing on the date hereof (the "Effective Date") and expiring on the last day of the twenty-fourth (24th) calendar month following the Effective Date (the "Initial Term"). The term of this Agreement shall automatically be extended for consecutive one (1) year terms (each such term being referred to as a "Renewal Term"), unless either Party wishing not to renew this Agreement provides the other Party with written notice of its election not to renew ("Termination Election Notice") on or before the 30th day prior to termination of the Term or Renewal Term, as the case may be. For purposes of this Agreement, the word "Term" means the Initial Term and all Renewal Terms. All provisions of this Agreement shall remain in effect during the Initial Term and all Renewal Terms.

         1.2 Duties of Executive. During the Term, the Executive shall serve as an executive of INII and shall diligently perform all executive and supervisory services as may be assigned to her by INII's and Bio-One's Board of Directors ("Board") and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall devote her full time and attention to the business and affairs of INII and render such services to the best of her ability, and use her best efforts to promote the interests of INII.

         2.0      COMPENSATION.

         2.1 Base Salary. The Executive shall receive an initial base salary at the annual rate of Two Hundred Thousand Canadian dollars ($200,000) (the "Base Salary"), with such Base Salary payable in installments consistent


   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____ with INII's normal payroll schedule (but not less than twice monthly), subject to the employee's portion of applicable withholding and other taxes. On an annual basis, the Board shall, in its sole discretion, consider increasing the Executive's Base Salary.

         2.2 Bonus. The Executive shall receive a bonus of $250,000 on a date which is 180 days from the date hereof.

         2.3 Performance Bonus. INII shall pay to the Executive a Performance Bonus as determined by the Board, in its sole discretion. Notwithstanding the prior sentence, the first twenty-four (24) months Performance Bonus formula shall be as follows:

                  i) Profit Sharing. The Executive shall participate in a "profit pool" equal to ten percent (10%) of INII's earnings during the first twenty-four months of this Agreement, as determined by INII's external accountants. This "Profit pool" shall be allocated twenty-five percent (25%) to the Executive, twenty-five percent (25%) to Joseph Nesrallah, twenty-five percent (25%) to Eli Nesrallah and twenty-five percent (25%) to all other entitled Employees of INII, on a rewards basis as determined by the Board, in its sole discretion.

                  ii) Stock Grants. After the first twelve (12) months of employment, the Executive shall be eligible to participate in Bio-One's Stock Grants Plan ("Bio-One Plan"). The Bio-One Plan is designed to afford the Executive the opportunity to earn up to an additional 100% of the Executive's base salary (adjusted to US dollars as determined by Bio-One, acting reasonably) in Bio-One Stock Grants each year. The Stock Grants begin upon achieving 100% of the budgeted revenues and profit goals for INII each year. The formula begins with 10% of the Executive's base salary being paid in Stock Grants if INI achieves 100% of its budgeted revenues and profit goals for that year. An additional 10% of the Executive's base salary is paid in Stock Grants for each 10% increase in revenues and profits above the budgeted goal for that year.

         2.4 Reimbursement of Expenses. During the term of Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Board or its delegate may from time to time adopt, INII shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of INII. The Executive shall account to the Board or its delegate in writing for all expenses for which reimbursement is sought and shall supply to INII copies of all relevant invoices, receipts or other evidence reasonably requested by INII.

         2.5 Benefits. The Executive shall be entitled to any benefits generally made available to all other executives of INII including without limitation medical, disability and life insurance plans and programs established by INII subject however to any eligibility requirements and other provisions of such plans. The Executive shall also be entitled to receive such fringe benefits as may be generally provided by INII from time to time to its employees, in accordance with the policies of INII.

         2.6 Withholding. Anything to the contrary notwithstanding, all payments required to be made by INII hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as INII may reasonably determine it should withhold pursuant to any applicable law or regulation.

         2.7 Vehicle Allowance. INII shall provide the Executive with a monthly vehicle allowance in the amount of Three Hundred and Fifty Dollars ($350).

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____

         3.0      CURRENCY.

         3.1 Currency. All references to dollar amounts in this Agreement or any schedule hereto shall mean the lawful currency of Canada unless otherwise specifically provided herein.


         4.0      TERMINATION OF EMPLOYMENT.

         4.1 Resignation by Executive. The Executive shall at all times have the right, upon ninety (90) days written notice to INII and Bio-One, to resign her employment hereunder ("Resignation Notice"). Upon any resignation pursuant to this Section 4.1, INII shall pay to the Executive any unpaid Base Salary through the effective date of the resignation specified in such notice. After payment of such base salary, INII and Bio-One shall have no further liability hereunder other than for reimbursement of reasonable business expenses incurred prior to the effective date of resignation, subject, however, to the provisions of Section 2.3. Notwithstanding this Section 4.1, INII and Bio-One, upon receiving the Executive's Resignation Notice, may accelerate the Executive's resignation date to any date greater than thirty (30) days after receipt of the Resignation Notice.

         4.2 Termination for Cause. INII and Bio-One shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not or cannot be cured within ten (10) days after receipt by the Executive of written notice of same; (ii) dishonesty, fraud, making derogatory statements concerning INII or Bio-One or embezzlement in connection with her services hereunder; (iii) misappropriation of any corporate opportunity or conviction of any crime which involves a felony; (iv) misappropriation of funds for personal gain or in violation of any law, judgment, decree, or order of any governmental authority, or (v) addiction to drugs and/or alcohol determined by diagnosis of a licensed physician who is a specialist in the area of addiction which cannot be cured or otherwise remedied after a good faith attempt at rehabilitation. Any termination for cause shall be made in writing to the Executive, which notice shall set forth the reasons upon which INII and Bio-One are relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this
Section 4.2, INII shall pay to the Executive her Base Salary to the date of termination. INII and Bio-One shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 2.3.

         4.3 Death. In the event of the death of the Executive during the Term of her employment hereunder, INII shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death. INII has no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death.

         4.4 Survival. The provisions of this Article 4 shall survive the termination of this Agreement, as applicable.

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____

         5.0      RESTRICTIVE COVENANTS.

         5.1 The Executive hereby agrees that during the term of the Executive's employment by INII and Bio-One, the Executive will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, of or be connected with, in any manner, any business established or managed during the term of the Executive's employment by INII and Bio-One, which shall be in competition with any business engaged in by INII and Bio-One as of the termination of the Executive's employment. The Executive agrees that the remedy at law for any breach by the Executive of the foregoing will be inadequate and that INII and Bio-One shall be entitled to injunctive relief. If any provisions of this paragraph shall be held invalid, the Executive agrees that such provisions shall be severed and the balance thereof shall remain valid and enforceable. In the event that a court of competent jurisdiction determines that the scope of business restricted or the time or geographic limitations imposed are too broad to be capable of enforcement, the Executive agrees that such court may ignore such provisions and instead enforce the provisions as to such scope, time and geographical area as the court deems proper.

         5.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of INII and Bio-One or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of INII and Bio-One. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of INII and Bio-One (which shall include, but not be limited to, information concerning INII and Bio-One's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of INII and Bio-One that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to INII and Bio-One with respect to all such information.

For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a result of or through her employment by INII and Bio-One (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about INII and Bio-One or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

         5.3 Covenant not to Disparage. The Executive hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, she will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about INII and Bio-One, its constituent members, or their officers, directors, stockholders, employees, agent or affiliates.

         5.4 INII's Property. All tangible, confidential information, books, records, and accounts relating in any manner to the customers or clients of INII and Bio-One and any other documentation, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of INII and Bio-One and shall be returned immediately to INII and Bio-One on termination of the Executive's employment hereunder or on INII and Bio-One's request at any time. Thereafter, Executive shall not reduce to writing or otherwise record any of the proprietary or confidential information disclosed to her during Executive's employment.

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____

         5.5 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.


         5.6 Survival. The provisions of this Section 5 shall survive the termination of this Agreement, as applicable.

         6.0      ARBITRATION.

         If a dispute arises from or relates to this Agreement or the breach thereof or otherwise from the relationship of the parties or its termination and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the Canadian Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the Canadian Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         7.0      MISCELLANEOUS.

         7.1 Entire Agreement. This Agreement constitutes the entire agreement between INII, Bio-One and the Executive with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and INII and Bio-One with respect to such subject matter. This Agreement may not be modified in any way unless by written instrument signed by INII, Bio-One Corporation and the Executive.

         7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada. The venue of any dispute arising under this Agreement shall be Ottawa, Ontario, Canada.

         7.3 Assignment. This Agreement is assignable by INII and Bio-One with the written consent of the Executive; such consent shall not be unreasonably withheld. However, the Agreement is not assignable by the Executive.

         7.4 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or seven (7) days after deposit in the U.S. or Canada mail.

         7.5 Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to INII and Bio-One, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____

         7.6 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

         7.7 Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         7.8 Damages. Nothing contained herein shall be construed to prevent INII and Bio-One or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement.

In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         7.9 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.10 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than INII and Bio-One, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         7.11 Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.

         7.12 Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

         7.13 Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____

IN WITNESS WHEREOF, the undersigned have hereunto executed the Agreement on the date set forth above.



"EXECUTIVE"                          "INII"

PAMELA NESRALLAH                     INTERACTIVE NUTRITION INTERNATIONAL INC.:


Signature: ________________________  Signature: ___________________________

                                     By: Eli Nesrallah, President & CEO




BIO-ONE CORPORATION:


Signature: ___________________________

By: Armand Dauplaise, President & CEO

   Please Initial: INII:_____, Bio-One Corporation:_____, The Executive:_____